Exhibit 99.1

Myomo Reports Accelerating Growth in MyoPro Pipeline and Record Backlog in

the First Quarter of 2020, Provides Update on the Business Impact of COVID-19

CAMBRIDGE, Mass. (April 8, 2020) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today reported its pipeline of MyoPro candidates continued to grow during the first quarter of 2020, with more than 700 candidates awaiting insurance reimbursement authorization as of March 31, 2020. This compares with 594 candidates as of December 31, 2019. In addition, the backlog of authorized units increased from 53 at the beginning of 2020 to 80 units as of March 31, 2020.

Paul R. Gudonis, CEO of Myomo, stated, “Our direct-to-patient online marketing activities continued to reach a growing number of paralyzed individuals or their family members during the first quarter, and we were pleased to add a record of more than 300 new candidates into our pipeline, compared with 193 new candidates in the fourth quarter of 2019. With our emphasis on the Direct Billing channel, over 90% of these new candidates will be served directly by Myomo, up from 81% of new candidates the previous quarter. Our emphasis on direct billing has resulted in both revenue growth and margin improvement over the past year.”

Despite the record number of MyoPro new candidates and the backlog of authorized units, the Company expects to encounter delays in generating revenue due to the global COVID-19 pandemic. Because Myomo provides a custom-fabricated device to each patient, the in-person contact required as part of the fabrication and delivery process is being impacted and likely will continue to be impacted by COVID-19-related public health restrictions on travel and personal interaction. In addition, concern over in-person interactions with pediatric patients under these conditions is expected to delay for several months the timing of the Company’s national launch of its MyoPal product, which was targeted for later this year.

“With COVID-19 affecting our U.S. and European markets, our primary concern is for the health of our employees and the patients seeking a MyoPro,” added Mr. Gudonis. “As a result, revenues for the second quarter and possibly the third quarter of 2020 are expected to be negatively impacted.”

Until there is clarity on the relaxation of public health measures related to the pandemic, the Company suspends its guidance for significant revenue growth this year.

“We believe that Myomo is well-positioned to continue building the patient pipeline and authorization backlog through direct-to-patient online advertising, while conducting patient evaluations via telehealth video conferencing. Importantly, we have sufficient inventory in our supply chain and expect to have the requisite fabrication capacity available to manufacture and deliver devices to patients quickly when public heath restrictions are eased. Our intention is to sustain our front-end marketing and patient evaluation efforts, and maintaining our support staff is integral to these efforts. However, we intend to reduce as many non-payroll expenses and defer other spending as much as possible to mitigate our monthly cash burn over the next several months,” Mr. Gudonis concluded.

Myomo ended the first quarter with approximately $13.7 million in cash and cash equivalents, including approximately $13.5 million in net proceeds from a follow-on equity offering in February 2020 and the use of $2.0 million to repay 50% of the outstanding balance of its term loan and pay a success fee to the lender. Excluding these items, preliminary cash burn for the first quarter was approximately $2.4 million.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S and representatives internationally. For more information, please visit www.myomo.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the expectations around growing the patient pipeline and authorization backlog in the near term, first quarter 2020 revenue expectations, a continued negative impact from the COVID-19 virus and resulting public health measures on revenues in the second and third quarters of 2020, the state of our supply chain and fabrication capacity, the intention to quickly ramp device fabrication and deliveries once public health measures are eased and our intention to not reduce headcount at this time and to reduce non-payroll expenses in order to mitigate cash burn, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our development programs; and

•	general market, economic, environmental and social factors, including the ongoing COVID-19 pandemic, that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

Public Relations:

Katie McCann

Matter Communications

myomo@matternow.com

#    #    #